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EXHIBIT 5

                    [WYATT, TARRANT & COMBS, LLP LETTERHEAD]


                                 March 20, 2002

Board of Directors
Sypris Solutions, Inc.
101 Bullitt Lane, Suite 450
Louisville, KY  40222

Gentlemen:

                  We have acted as counsel to Sypris Solutions, Inc., a Delaware corporation (the "Company"), in connection with the registration of 600,000 shares of the Company's common stock, par value $.01 per share, and up to an additional 90,000 shares to cover over-allotments (the "Shares"), on the Registration Statement on Form S-2, filed by the Company under Rule 462(b) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

                  We have examined, among other things, the Certificate of Incorporation, as amended, and bylaws of the Company and the Registration Statement and are familiar with the proceedings taken by the Company relating to the issuance of the Shares as contemplated by the Registration Statement. We have relied on certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have also examined such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. We have assumed the genuiness of all signatures and the authenticity of all documents and records submitted to us as copies. We have assumed and have not verified the accuracy as to factual matters of each document we have received.

                  Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the Registration Statement and the prospectus included therein and the pertinent provisions of any applicable state securities laws, will be validly issued, fully paid and nonassessable.

                  We are members of the Bar of the Commonwealth of Kentucky and do not purport to be experts on the laws of any jurisdiction other than the Commonwealth of Kentucky, the Delaware General Corporation Law and the Federal laws of the United States of America, and we express no opinion as to the laws of any jurisdiction other than those specified. Although we are not licensed to practice law in the State of Delaware, we believe we are sufficiently familiar with the Delaware General Corporation Law to render the opinions expressed herein.

                  Our opinion addresses only the specific legal matters set forth above. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion. We hereby consent to the filing of this

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opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Sincerely,

                                            /s/ WYATT, TARRANT & COMBS, LLP